Filed pursuant to Rule 424(b)(3) and Rule 424(e)
Under the Securities Act of 1933 in connection with
Registration Statement No. 333-234349

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JULY 15, 2020)

BETTER CHOICE COMPANY INC.
Common Stock
_______________________

This Prospectus Supplement No. 1 supplements and amends the prospectus dated July 15, 2020, which we refer to as the Prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-234349).  The Prospectus relates disposition from time to time of up to 67,121,876 shares of our common stock, which are held by the selling stockholder named in the Prospectus.

The selling stockholders may offer to sell the shares of common stock being offered in the Prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, at negotiated prices or through other means described in the section entitled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer these shares of common stock for sale. The selling stockholders may sell some, all or none of the shares of common stock offered by the Prospectus.  The selling stockholders will receive all proceeds from the sale of the shares of common stock under the Prospectus, and we will not receive any of the proceeds from their sale of the shares of common stock. We have agreed to pay all expenses relating to registering the shares of common stock being offered in the Prospectus. The selling stockholders will pay any brokerage commissions and/or similar charges incurred by them for the sale of the shares of common stock being offered in the Prospectus.

This Prospectus Supplement No. 1 should be read in conjunction with, and delivered with, the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus. All references in the Prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended)”.

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is quoted on the OTCQX tier of the electronic over-the-counter marketplace operated by OTC Markets Group, Inc under the symbol “BTTR.” On March 1, 2021, the last reported sales price for our common stock was $1.49 per share.

______________________

Investing in our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 5 of the accompanying Prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the SEC nor any other regulatory body has passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________________

The date of this prospectus supplement is March 11, 2021

SELLING STOCKHOLDERS

The section captioned “Selling Stockholders” starting on page 76 of the Prospectus is hereby supplemented and amended in its entirety and replaced with the following:

This prospectus (as supplemented and amended) covers shares of our common stock and shares underlying warrants and convertible notes issued in the Acquisitions, the Private Placements and certain other financing transactions consummated in 2019 and 2020 disclosed elsewhere in this prospectus (as supplemented and amended). It also includes certain shares of common stock issuable upon exercise of options issued to a former executive officer. When we refer to the selling stockholders in this prospectus (as supplemented and amended), we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

The selling stockholders may from time to time offer and sell pursuant to this prospectus (as supplemented and amended) any or all of the shares of common stock set forth in the following table. There is no requirement for the selling stockholders to sell their shares, and we do not know when, or if, or in what amount the selling stockholders may offer the securities for sale pursuant to this prospectus.

The table below has been prepared based upon the information known to us regarding the selling stockholders as of March 11, 2021. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will supplement this prospectus accordingly. We cannot give an estimate as to whether the selling stockholders will in fact sell any or all of their shares of common stock.

To our knowledge and except as noted below or elsewhere in this prospectus, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our affiliates.

	Beneficial Ownership Prior to Registration		Shares Registered Pursuant to this Prospectus (Maximum Number that May be Sold)	Beneficial Ownership after Registration Assuming All Shares are Sold
	Shares	%		Shares	%
Selling Stockholders
Holders of More than 5%
Navy Capital Green Fund LP (1)	2,482,687	5.1%	2,636,533	-	-
Thriving Paws LLC (2)	3,231,894	6.4%	3,538,888	-	-
HH-Halo LP (3)	2,967,600	5.7%	3,590,891	-	-
Edward J Brown Jr. (4)	2,585,101	5.1%	2,585,101	-	-
Directors and Executive Officers
Werner von Pein (5)	56,556	*	56,556	-	-
Andreas Schulmeyer (6)	589,714	1.2%	5,956	583,758	1.2%
Anthony Santarsiero (7)	1,615,542	3.3%	957,209	658,333	1.3%
Michael Young (8)	1,990,574	4.0%	1,658,844	331,730	-
Damian Dalla-Longa (9)	2,509,891	5.1%	1,759,891	750,000	1.5%
Lori Taylor (10)	8,082,027	15.7%	6,932,027	1,150,000	2.3%
John M. Word III (11)	11,666,926	20.9%	11,516,926	150,000	-
Clinton Gee (12)	650,000	1.3%	500,000	150,000	-
Michael Close (13)	650,000	1.3%	500,000	150,000	-
Other Selling Stockholders
Aaron McIntosh (14)	1,673,441	3.4%	1,673,441	-	-
Matthew MacIsaac (15)	1,833,334	3.7%	1,833,334	-	-
William T. Holland (16)	292,688	*	169,231	-	-
Chris Rowan (17)	416,666	*	416,666	-	-
Peter Hanziioannou (18)	571,787	1.2%	709,965	-	-
Glen Gibbons (19)	1,659,781	3.4%	1,659,781	-	-
Ryan Rezaie (20)	1,314,362	2.7%	1,314,362	-	-
Anson Investments Master Fund LP (21)	1,587,067	3.2%	1,432,745	-	-
Julian Bharti (22)	1,366,870	2.8%	1,366,870	-	-

Juan Santori (23)	1,129,177	2.3%	1,129,177	-	-
iHeart Media, Inc. (24)	1,125,000	2.3%	1,125,000	-	-
Andreas Muhlbauer (25)	820,630	1.7%	820,630	-	-
Kyle McCollum (26)	1,006,778	2.0%	806,778	200,000	-
Vageesh Naik (27)	702,832	1.4%	702,832	-	-
Dean Neuls (28)	693,499	1.4%	693,499	-	-
Darren Richie (29)	569,105	1.2%	569,105	-	-
James Salter (30)	891,892	1.8%	891,892	-	-
Ryan Wertman (31)	308,642	*	308,642	-	-
Xuesong Yu (32)	505,874	1.0%	505,874	-	-
Filipp Chebotarev (33)	942,896	1.9%	942,896	-	-
Matthew Rollason (34)	456,598	*	456,598	-	-
Daniel Gosselin (35)	750,000	1.5%	750,000	-	-
Dustin Bauste (36)	412,389	*	124,778	287,611	-
David Bender (37)	666,666	1.4%	666,666	-	-
Craig Bridgman (38)	554,918	1.1%	477,758	-	-
Fletcher Robbe & Kimberly Eves Ramser (39)	304,878	*	304,878	-	-
Daniel B. Santarsiero (40)	344,332	*	344,332	-	-
Simon Conway (41)	559,354	1.1%	743,589	-	-
Marlio Mauricio Diaz Cardona (42)	302,171	*	262,047	-	-
Neil Selfe (43)	354,037	*	292,309	-	-
James Frank Allan (44)	423,741	*	374,358	-	-
Stan Bharti (45)	160,908	*	160,908	-	-
Michelle Ruble (46)	160,392	*	160,392	-	-
Will Mullis (47)	160,392	*	160,392	-	-
Nate Bachman (48)	152,057	*	152,057	-	-
George Scorsis (49)	191,551	*	151,427	-	-
Walied Soliman (50)	150,557	*	150,557	-	-
Marc Lustig (51)	149,287	*	149,287	-	-
Brett Lindros (52)	170,681	*	170,681	-	-
Igor Gimelshtein (53)	144,817	*	144,817	-	-
Marcus Tzaferis (54)	143,852	*	143,852	-	-
David Lubotta (55)	143,029	*	143,029	-	-
Felix Narhi (56)	615,860	1.3%	846,152	-	-
Jon Howard (57)	203,500	*	203,500	-	-
Ashwant Venkatram (58)	135,501	*	135,501	-	-
Gaspar Patronas (59)	135,501	*	135,501	-	-
Anthony Smith (60)	135,501	*	135,501	-	-
Andrew Finkle (61)	256,506	*	225,641	-	-
Stephanie Kubacki (62)	118,564	*	118,564	-	-
Lanny James Viegut (63)	117,846	*	117,846	-	-
Matthew Pinz (64)	118,190	*	118,190	-	-

Sander Gerber (65)	216,666	*	216,666	-	-
Dan Sternberg (66)	130,454	*	130,454	-	-
Ben Cubitt (67)	130,454	*	130,454	-	-
Richard Gibbons (68)	135,559	*	98,521	-	-
Talaal Rshaidat (69)	84,688	*	84,688	-	-
William Colton Saunders (70)	84,688	*	84,688	-	-
David Batalion (71)	166,666	*	166,666	-	-
David Wargo (72)	45,202	*	82,048	-	-
Mark Souvenir (73)	11,301	*	20,512	-	-
David Vozick (74)	76,028	*	76,028	-	-
Adria Hou (75)	75,278	*	75,278	-	-
Ben Shapiro (76)	150,000	*	150,000	-	-
Ephraim Fields (77)	140,000	*	140,000	-	-
Richard Feldman (78)	140,000	*	140,000	-	-
Michael Galego (79)	432,729	*	131,031	270,833	-
Eugene C McBurney (80)	213,551	*	151,823	-	-
Edward Ilyadzhanov (81)	161,586	*	184,615	-	-
Vijay Mansukhani (82)	133,332	*	133,332	-	-
Brad White (83)	163,824	*	102,096	-	-
Akshay Mansukhani (84)	100,000	*	100,000	-	-
Ayesha Mansukhani (85)	100,000	*	100,000	-	-
Brianna Kristen Davies (86)	40,227	*	40,227	-	-
Justin Moorehead (87)	40,227	*	40,227	-	-
Michael Kelly (88)	84,759	*	38,462	-	-
Winston Miles (89)	32,182	*	32,182	-	-
Dev Motwani (90)	25,642	*	25,642	-	-
Justus Parmar (91)	56,506	*	25,641	-	-
Ravi Sood (92)	56,506	*	25,641	-	-
Dana Gilman (93)	56,506	*	102,567	-	-
Chris Seay (94)	56,506	*	25,641	-	-
Cavalry Fund LP (95)	1,805,570	3.6%	76,926	-	-
All Other Selling Stockholders (96)	357,171	*	357,171	-	-

*	Represents beneficial ownership of less than 1%
(1)
Includes (i) 2,636,533 shares of common stock. Navy Capital Green Management, LLC (“Navy Management”) is the investment advisor of Navy Capital Green Fund LP (“Green Fund”) and consequently has voting control and investment discretion over securities held by Green Fund. Mr. Sean Stiefel, Chief Executive Officer of Navy Management has voting control over Green Fund. As a result of the foregoing, each of Mr. Sean Stiefel and Navy Management may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Green Fund.

(2)
Includes (i) 1,884,989 shares of common stock, (ii) 1,346,905 shares of common stock underlying subordinated convertible notes exercisable within 60 days of June 24, 2020, and (iii) 306,994 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020. Thriving Paws, LLC (“Thriving Paws”) is controlled by Pegasus Partners III, L.P. (“PP III”). PP III is managed by Pegasus Capital Advisors III, L.P. (“PCA III”), which is controlled, indirectly, by Craig Cogut. As a result of the foregoing, each of Mr. Cogut, PCA III and PP III may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Thriving Paws. Holder disclaims beneficial ownership of 306,994 common shares underlying warrants due to beneficial ownership limitations.

(3)
Includes (i) 232,976 shares of common stock, (ii) 2,734,624 shares of common stock underlying subordinated convertible notes exercisable within 60 days of June 24, 2020, and (iii) 623,291 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020. Thomas O. Hicks is the managing member of HEP Partners LLC, which is the investment manager of HH-Halo LP (“HH-Halo”), and consequently has voting control and investment discretion over securities held by HH-Halo. Mack H. Hicks is the manager of HH-Halo GP LLC, which is the general partner of HH-Halo GP LP, the general partner of HH-Halo. As a result of the foregoing, each of Thomas O. Hicks and Mack H. Hicks may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by HH-Halo. Each of Thomas O. Hicks and Mack H. Hicks disclaims beneficial ownership of such shares. Holder disclaims beneficial ownership of 623,291 common shares underlying warrants due to beneficial ownership limitations.

(4)
Includes (i) 699,999 shares of common stock, (ii) 1,379,602 shares of common stock underlying subordinated convertible notes exercisable within 60 days of June 24, 2020, and (iii) 505,500 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.

(5)
Includes (i) 16,425 shares of common stock, (ii) 32,916 shares of common stock underlying subordinated convertible notes exercisable within 60 days of June 24, 2020, and (iii) 7,215 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.

(6)	Includes (i) 5,956 shares of common stock and (ii) 583,758 shares of common stock underlying options exercisable within 60 days of June 24, 2020.
(7)	Includes (i) 957,209 shares of common stock and (ii) 658,333 shares of common stock underlying options exercisable within 60 days of June 24, 2020.
(8)
Includes (i) 876,904 shares of common stock, (ii) 331,730 shares of common stock underlying options exercisable within 60 days of June 24, 2020, (iii) 386,728 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020, (iv) 225,835 shares of common stock held by Cottingham Capital Partners LLC, which is managed by Mr. Young, and (v) 169,377 shares of common stock held by Kristin Rogus, Mr. Young’s spouse.

(9)	Includes (i) 1,759,891 shares of common stock and (ii) 750,000 shares of common stock underlying options exercisable within 60 days of June 24, 2020.
(10)
Includes (i) 5,632,027 shares of common stock held directly by Blue Sky Holdings Trust which are beneficially owned by Lori Taylor, (ii) 1,150,000 shares of common stock underlying options exercisable within 60 days of June 24, 2020 held directly by Ms. Taylor, and (iii) 1,300,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held directly by Ms. Taylor. Ms. Taylor is the trustee, compliance officer, and protector of Blue Sky Holdings Trust.

(11)
Includes (i) 4,906,824 shares of common stock, (ii) 1,379,602 shares of common stock underlying subordinated convertible notes exercisable within 60 days of June 24, 2020, and (iii) 5,380,500 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.

(12)	Includes (i) 150,000 shares of common stock and (ii) 500,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(13)	Includes (i) 150,000 shares of common stock and (ii) 500,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(14)	Includes 1,673,441 shares of common stock.

(15)
Includes (i) 916,667 shares of common stock held by MMCAP International Inc. SPC, and (ii) 916,667 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by MMCAP International Inc. SPC. MMCAP International Inc. SPC. is managed by Mr. MacIsaac, who may be deemed to have beneficial ownership.

(16)
Includes (i) 135,898 shares of common stock held by Eastwood Capital Corp, and (ii) 33,333 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Eastwood Capital Corp. Eastwood Capital Corp is managed by Mr. Holland, who may be deemed to have beneficial ownership.

(17)
Includes (i) 8,333 shares of common stock, and (ii) 8,333 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020, (iii) 200,000 shares of common stock held by Gundyco ITF NewGen Equity Long Short Fund, and (iv) 200,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Gundyco ITF NewGen Equity Long Short Fund. Gundyco ITF NewGen Equity Long Short Fund is managed by Mr. Rowan, who may be deemed to have beneficial ownership.

(18)
Includes (i) 709,965 shares of common stock held by XIB Private Capital LP. XIB Private Capital LP is managed by XIB Private Capital CP Inc., which is an entity controlled by and wholly owned by its Principals, Peter Hatziioannou and Sean McNulty, who may be deemed to have beneficial ownership.

(19)
Includes (i) 1,384,559 shares of common stock, (ii) 137,611 shares of common stock held by Caravel CAD Fund Ltd., and (iii) 137,611 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Caravel CAD Fund Ltd. Caravel CAD Fund Ltd. is managed by Mr. Gibbons, who may be deemed to have beneficial ownership.

(20)	Includes 1,314,362 shares of common stock.
(21)
Includes (i) 1,182,745 shares of common stock held by Anson Investments Master Fund LP, and (ii) 250,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Anson Investments Master Fund LP. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein.

(22)
Includes (i) 1,138,211 shares of common stock held by 2655111 Ontario Inc, (ii) 160,908 shares of common stock held by 1917478 Ontario Corp, and (iii) 67,751 shares of common stock held by Delano USA Capital Corp. 2655111 Ontario Inc., 1917478 Ontario Corp., and Delano USA Capital Corp are managed by Mr. Bharti, who may be deemed to have beneficial ownership.

(23)	Includes 1,129,177 shares of common stock held by Advantex Finance Inc. Advantex Finance Inc. is managed by Mr. Santori, who may be deemed to have beneficial ownership.
(24)	Includes 1,125,000 shares of common stock held by Broader Media Holdings LLC. Broader Media Holdings LLC is controlled by iHeartMedia, Inc., a publicly traded entity on the NASDAQ.
(25)	Includes 820,630 shares of common stock held by Zola Global Investors Ltd. Zola Global Investors Ltd. is managed by Andreas Muhlbauer, who may be deemed to have beneficial ownership.
(26)	Includes (i) 806,778 shares of common stock and (ii) 200,000 shares of common stock underlying options exercisable within 60 days of June 24, 2020.
(27)
Includes (i) 699,999 shares of common stock, (ii) 1,379,602 shares of common stock underlying subordinated convertible notes exercisable within 60 days of June 24, 2020, and (iii) 505,500 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.

(28)	Includes 693,499 shares of common stock held by 0828397 BC LTD. 0828397 BC LTD. is managed by Dean Neuls, who may be deemed to have beneficial ownership.
(29)	Includes 569,105 shares of common stock.
(30)
Includes (i) 333,334 shares of common stock, (ii) 333,334 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020, (iii) 164,000 shares of common stock underlying subordinated convertible notes exercisable within 60 days of June 24, 2020 held by ABG EPE IP LLC and (iv) 61,224 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by ABG EPE IP LLC. ABG EPE IP LLC is managed by James Salter, who may be deemed to have beneficial ownership.

(31)	Includes 308,642 shares of common stock held by Monoceros Growth LP. Monoceros Growth LP is managed by Ryan Wertman, who may be deemed to have beneficial ownership.

(32)	Includes 505,874 shares of common stock held by Everplus F&B Fund LLC. Everplus F&B Fund LLC is managed by Xuesong Yu, who may be deemed to have beneficial ownership.
(33)
Includes (i) 483,011 shares of common stock held by CSPG TP Holdings LLC and (ii) 459,885 shares of common stock held by Cambridge SPG IRA Fund. CSPG TP Holdings LLC and Cambridge SPG IRA Fund are managed by Filipp Chebotarev, who may be deemed to have beneficial ownership.

(34)	Includes 456,598 shares of common stock.
(35)
Includes (i) 375,000 shares of common stock held by The K2 Principal Fund LP, and (ii) 375,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by The K2 Principal Fund LP. The K2 Principal Fund LP is managed by Daniel Gosselin, who may be deemed to have beneficial ownership.

(36)
Includes (i) 350,000 shares of common stock held by Total Depth Rentals Inc, and (ii) 62,389 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Total Depth Rentals Inc. Total Depth Rentals Inc is managed by Dustin Bauste, who may be deemed to have beneficial ownership.

(37)
Includes (i) 333,333 shares of common stock held by DPB Capital, LLC, and (ii) 333,333 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by DPB Capital, LLC. DPB Capital, LLC is managed by David Bender, who may be deemed to have beneficial ownership.

(38)
Includes (i) 327,201 shares of common stock held by Anamasam, Inc and (ii) 150,557 shares of common stock held by Cambridge Capital Ltd, Anamasam, Inc and Cambridge Capital Ltd are managed by Craig Bridgman, who may be deemed to have beneficial ownership.

(39)	Includes 304,878 shares of common stock.
(40)	Includes (i) 287,666 shares of common stock and (ii) 56,666 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(41)
Includes (i) 576,923 shares of common stock held by Matterhorn Capital LTD, and (ii) 166,666 shares of common stock underlying warrants exercisable within 60 days of March 11, 2021 held by Matterhorn Capital LTD. Matterhorn Capital LTD is managed by Simon Conway, who may be deemed to have beneficial ownership.

(42)	Includes (i) 262,047 shares of common stock.
(43)
Includes (i) 242,309 shares of common stock held by Infor Financial, Inc., and (ii) 50,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Infor Financial, Inc. Infor Financial, Inc. is managed by Neile Selfe, who may be deemed to have beneficial ownership.

(44)
Includes (i) 182,692 shares of common stock held by Roundtable Growth Fund, (ii) 141,666 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Roundtable Growth Fund, (iii) 25,000 shares of common stock held by Roundtable Growth Fund Ltd., and (iv) 25,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Roundtable Growth Fund Ltd. Roundtable Growth Fund and Roundtable Growth Fund Ltd. is managed by James Allan, who may be deemed to have beneficial ownership.

(45)	Includes 160,908 shares of common stock held by 2437357 Ontario Inc. 2437357 Ontario Inc. is managed by Stan Bharti, who may be deemed to have beneficial ownership.
(46)	Includes 160,392 shares of common stock.
(47)	Includes 160,392 shares of common stock.
(48)	Includes 152,057 shares of common stock.
(49)	Includes 151,427 shares of common stock.
(50)	Includes 150,557 shares of common stock.
(51)	Includes 149,287 shares of common stock held by AJKNJ Corp. AJKNJ Corp is managed by Marc Lustig, who may be deemed to have beneficial ownership.
(52)
Includes (i) 145,681 shares of common stock held by HGC Merchant Partners LP, and (ii) 25,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by HGC Merchant Partners LP. HGC Merchant Partners LP is managed by Brett Lindros, who may be deemed to have beneficial ownership.

(53)	Includes 144,817 shares of common stock.

(54)	Includes 143,852 shares of common stock.
(55)	Includes 143,029 shares of common stock.
(56)
Includes (i) 577,564 shares of common stock held by Investor Company, (ii) 141,667 shares of common stock underlying warrants exercisable within 60 days of March 11, 2021 held by Investor Company, (iii) 101,921 shares of common stock held by Mac & Co, and (iv) 25,000 shares of common stock underlying warrants exercisable within 60 days of , March 11, 2021 held by Mac & Co. Investor Company and Mac & Co is managed by Pender Enhanced Income Fund, which is managed by Felix Narhi, who may be deemed to have beneficial ownership.

(57)
Includes (i) 138,500 shares of common stock held by Anavio Capital Master Fund Limited, and (ii) 65,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Anavio Capital Master Fund Limited. Anavio Capital Master Fund Limited is managed by Jon Howard, who may be deemed to have beneficial ownership.

(58)	Includes 135,501 shares of common stock.
(59)	Includes 135,501 shares of common stock.
(60)	Includes 135,501 shares of common stock.
(61)
Includes (i) 125,641 shares of common stock held by Crossroads Distribution LLC, and (ii) 100,000 shares of common stock underlying warrants exercisable within 60 days of March 11, 2021 held by Crossroads Distribution LLC. Crossroads Distribution LLC is managed by Andrew Finkle, who may be deemed to have beneficial ownership.

(62)	Includes 118,564 shares of common stock.
(63)	Includes 117,846 shares of common stock held by TP Member LLC. TP Member LLC is managed by Lanny James Viegut, who may be deemed to have beneficial ownership.
(64)
Includes (i) 68,190 shares of common stock held by Pinz Capital Special Opportunities, and (ii) 50,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Pinz Capital Special Opportunities. Pinz Capital Special Opportunities is managed by Matthew Pinz, who may be deemed to have beneficial ownership.

(65)
Includes (i) 108,333 shares of common stock held by Hudson Bay Master Fund Ltd, and (ii) 108,333 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership.

(66)
Includes (i) 105,454 shares of common stock held by Parkwood Master Fund Ltd. and (ii) 25,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Parkwood Master Fund Ltd. DPS Capital Inc., the investment manager of Parkwood Master Fund Ltd., has voting and investment power over these securities. Dan Sternberg is president of DPS Capital Inc. and may be deemed to have beneficial ownership.

(67)
Includes (i) 105,454 shares of common stock held by Samara Master Fund Ltd. and (ii) 25,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Samara Master Fund Ltd. Samara Capital Inc., the investment manager of Samara Master Fund Ltd., has voting and investment power over these securities. Ben Cubitt is president of DPS Capital Inc. and may be deemed to have beneficial ownership.

(68)	Includes (i) 98,521 shares of common stock.
(69)	Includes 84,688 shares of common stock.
(70)	Includes 84,688 shares of common stock.
(71)	Includes (i) 83,333 shares of common stock and (ii) 83,333 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(72)	Includes (i) 82,048 shares of common stock.
(73)	Includes (i) 20,512 shares of common stock.
(74)	Includes 76,028 shares of common stock.

(75)	Includes 75,278 shares of common stock held by DRE Industries LLC. DRE Industries LLC is managed by Adria Hou, who may be deemed to have beneficial ownership.
(76)
Includes (i) 75,000 shares of common stock held by Lynwood Opportunities Master Fund, and (ii) 75,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Lynwood Opportunities Master Fund. Lynwood Opportunities Master Fund is managed by Ben Shapiro, who may be deemed to have beneficial ownership.

(77)	Includes (i) 70,000 shares of common stock and (ii) 70,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(78)
Includes (i) 70,000 shares of common stock held by Wilkins Heights Capital Management, LLC, and (ii) 70,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by Wilkins Heights Capital Management, LLC. Wilkins Heights Capital Management, LLC is managed by Richard Feldman, who may be deemed to have beneficial ownership.

(79)
Includes (i) 67,751 shares of common stock, (ii) 270,833 shares of common stock underlying options exercisable within 60 days of June 24, 2020 and (iii) 63,280 shares of common stock held by Apolo Capital Advisory Corp. Apolo Capital Advisory Corp is managed by Michael Galego, who may be deemed to have beneficial ownership.

(80)	Includes 118,490 shares of common stock and (ii) 33,333 shares of common stock underlying warrants exercisable within 60 days of March 11, 2021.
(81)
Includes (i) 51,281 shares of common stock, (ii) 66,667 shares of common stock held by E Squared Capital Fund, L.P., and (iii) 66,667 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020 held by E Squared Capital Fund, L.P. E Squared Capital Fund, L.P. is managed by Edward Ilyadzhanov, who may be deemed to have beneficial ownership.

(82)	Includes (i) 66,666 shares of common stock and (ii) 66,666 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(83)	Includes (i) 102,096 shares of common stock.
(84)	Includes (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(85)	Includes (i) 50,000 shares of common stock and (ii) 50,000 shares of common stock underlying warrants exercisable within 60 days of June 24, 2020.
(86)	Includes 40,227 shares of common stock.
(87)	Includes 40,227 shares of common stock.
(88)	Includes (i) 38,462 shares of common stock.
(89)	Includes 32,182 shares of common stock held by Hibiscus Drive Ltd. Hibiscus Drive Ltd. is managed by Winston Miles, who may be deemed to have beneficial ownership.
(90)	Includes 25,642 shares of common stock.
(91)	Includes (i) 25,641 shares of common stock held by F1 Advisory Group Ltd. F1 Advisory Group Ltd. is managed by Justus Parmar, who may be deemed to have beneficial ownership.
(92)	Includes (i) 25,641 shares of common stock.
(93)	Includes (i) 102,567 shares of common stock.
(94)	Includes (i) 25,641 shares of common stock.
(95)	Includes (i) 121,593 shares of common stock and (ii) 1,760,903 shares of common stock underlying convertible preferred stock.
(96)	Consists of selling stockholders not otherwise listed in this table that collectively own less than 1% of common stock and common stock underlying warrants exercisable within 60 days of June 24, 2020.